                                                Filed pursuant to Rule 424(b)(5)
                                                Registration No. 33-50955

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 20, 1996)

                                 $125,000,000
                             WISCONSIN BELL, INC.

                           6.35% DEBENTURES DUE 2026

                              ------------------

                    INTEREST PAYABLE JUNE 1 AND DECEMBER 1

                              ------------------

  The Debentures will mature on December 1, 2026. The Debentures may be repaid in whole or in part at the option of the holder thereof on December 1, 2006 (the "Repayment Date"), at their principal amount plus accrued interest to the Repayment Date.

  The Debentures will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, as Depository. Ownership of interests in the global securities will be shown on, and the transfer thereof will be effected only through, records maintained by the Depository or its nominee for such global securities and on the records of participants. Except as otherwise described under "Certain Terms of the Debentures--Book Entry Procedures" below or "Description of Debt Securities-- Global Securities" in the accompanying Prospectus, owners of beneficial interests in the global securities will not be entitled to receive Debentures in definitive form and will not be considered the holders thereof. Settlement for the Debentures will be made in immediately available funds. The Debentures will trade in the Depository's Same-Day Funds Settlement System and secondary market trading activity for the Debentures will therefore settle in immediately available funds. See "Certain Terms of the Debentures--Settlement and Payment."

                              ------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR  ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR
     THE PROSPECTUS.  ANY REPRESENTATION  TO THE  CONTRARY IS  A CRIMINAL
      OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                        PRICE TO          UNDERWRITING         PROCEEDS TO
                                        PUBLIC(1)          DISCOUNT(2)        COMPANY(1)(3)
-------------------------------------------------------------------------------------------
Per Debenture....................        99.991%              .65%               99.341%
-------------------------------------------------------------------------------------------
Total............................     $124,988,750          $812,500          $124,176,250

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Plus accrued interest, if any, from November 25, 1996.
(2) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(3) Before deducting expenses payable by the Company estimated at $185,000.

                              ------------------

  The Debentures offered by this Prospectus Supplement are offered by the Underwriter subject to prior sale, withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriter and to certain further conditions. It is expected that delivery of the Debentures will be made in book-entry form through The Depository Trust Company on or about November 25, 1996.

                              ------------------

                                LEHMAN BROTHERS

November 20, 1996

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBENTURES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                USE OF PROCEEDS

  The net proceeds from the sale of the Debentures offered hereby will be used to repay short-term indebtedness of Wisconsin Bell, Inc. (the "Company") borrowed under financing arrangements between the Company and Ameritech Corporation, the Company's parent ("Ameritech"), which provide that the Company may borrow or repay amounts on a daily basis at market rates.

                        CERTAIN TERMS OF THE DEBENTURES

  The Debentures are to be issued under an Indenture, dated as of May 15, 1993 (the "Indenture"), between the Company and Harris Trust and Savings Bank, as trustee (the "Trustee"). The following summaries of certain provisions of the Indenture and the Debentures offered hereby (referred to in the accompanying Prospectus as "Debt Securities" and "Offered Debt Securities") supplement, and to the extent inconsistent therewith replace, the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus, to which description reference is hereby made. The following summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture. Capitalized terms used but not defined herein or in the accompanying Prospectus shall have the meanings given to them in the Indenture.

GENERAL

  The Debentures will represent unsecured and unsubordinated obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Debentures will be limited to $125,000,000 aggregate principal amount and will mature on December 1, 2026. The Debentures will bear interest at the annual rate shown on the cover page of this Prospectus Supplement from November 25, 1996 or from the most recent date on which interest has been paid or provided for, payable semi-annually on June 1 and December 1 of each year, commencing June 1, 1997, to the persons in whose names such Debentures were registered at the close of business on the next preceding May 15 and November 15, respectively.

  Until the Debentures are paid or payment thereof is duly provided for, the Company will, at all times, maintain a paying agent (the "Paying Agent") in the City of New York, New York, Chicago, Illinois, or Milwaukee, Wisconsin capable of performing the duties described herein to be performed by the Paying Agent. The Company has initially appointed Harris Trust and Savings Bank, 311 West Monroe Street, Chicago, Illinois 60606, as the Paying Agent. The Company will notify the holders of the Debentures, in accordance with the Indenture, of any change in the Paying Agent or its address. Harris Trust and Savings Bank also serves as Trustee under the Indenture.

  Any payment otherwise required to be made in respect of a Debenture on a date that is not a Business Day for such Debenture need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed payment.

  The Indenture does not contain covenants or other provisions designed to afford holders of Debentures protection in the event of a highly leveraged transaction, change in credit or other similar occurrence.

  The Debentures are not subject to redemption prior to maturity and are not entitled to any sinking fund.

REPAYMENT AT OPTION OF HOLDER

  The Debentures may be repaid in whole or in part in increments of $1,000 on the Repayment Date shown on the cover page of this Prospectus Supplement, at the option of the holder thereof, at a repayment price equal to 100% of the principal amount together with interest thereon payable to the Repayment Date (the "Repayment Amount"). If the Repayment Date is not a Business Day, the Company will pay the Repayment Amount for Debentures with respect to which it has received the required notice (as hereinafter described) on the next succeeding Business Day. In order for a holder to be repaid, the Company must receive at the office of the Trustee's New York affiliate, Harris Trust Company of New York, at 77 Water Street, 4th Floor, New York, New York 10005, during the period from and including October 1, 2006 to and including October 31, 2006 or, if such date is not a Business Day, the next succeeding Business Day (the "Election Period"), (i) a Debenture with the form entitled "Option to Elect Repayment" on the reverse side of the Debenture duly completed, or (ii) a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or a trust company in the United States of America setting forth the name of the holder of the Debenture, the principal amount of the Debenture, the amount of the Debenture to be repaid, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Debenture to be repaid with the form entitled "Option to Elect Repayment" on the reverse of the Debenture duly completed will be received by the Company not later than five Business Days after the date of such telegram, telex, facsimile transmission or letter and such Debenture and form duly completed are received by the Company by such fifth Business Day. Any such election shall be irrevocable. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Debenture for repayment will be determined by the Company, whose determination will be final and binding. After the Election Period, the holders of the Debentures shall not have any option to elect repayment.

  As long as the Debentures are represented by global securities, the Depository (as hereinafter defined) or the Depository's nominee will be the registered holder of the Debentures and therefore will be the only entity that can exercise a right of repayment. As a result, a beneficial owner of a Debenture wishing to exercise the repayment option must direct the applicable participant in sufficient time prior to the expiration of the Election Period for such participant to direct the Depository, and for the Depository, to comply with the above instructions. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of Debentures should consult the participants through which they own their interests therein for the respective deadlines for such participants.

BOOK-ENTRY PROCEDURES

  The Debentures will be issued initially in the form of fully registered global securities which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository"), and registered in the name of the Depository's nominee. Except as set forth in the Prospectus under "Description of Debt Securities--Global Securities," the Debentures will not be issuable in certificated form.

  The Depository has advised the Company and Lehman Brothers Inc. (the "Underwriter") as follows: The Depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depository holds securities that its participants ("Participants") deposit with the Depository. The Depository also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (including the Underwriter), banks, trust companies, clearing corporations and certain other organizations. The Depository is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depository's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to the Depository and its Participants are on file with the Securities and Exchange Commission.

  A further description of the Depository's procedures with respect to global securities is set forth in the Prospectus under "Description of Debt Securities--Global Securities."

SETTLEMENT AND PAYMENT

  Settlement for the Debentures will be made by the Underwriter in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds. The Debentures will trade in the Depository's Same-Day Funds Settlement System until maturity, and secondary market trading in the Debentures will therefore be required by the Depository to settle in immediately available funds.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase, the entire principal amount of the Debentures.

  The Company has been advised that the Underwriter proposes initially to offer the Debentures to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of 0.40% of the principal amount. The Underwriter may allow and such dealers may reallow a concession not in excess of 0.25% of the principal amount to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed.

  The Debentures are a new issue of securities with no established trading market. The Company has been advised by the Underwriter that the Underwriter intends to make a market in the Debentures but is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Debentures.

  Lehman Brothers Inc. and certain of its affiliates have engaged and may in the future engage in transactions with and perform services for the Company and for affiliates of the Company in the ordinary course of business.

  The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  The Underwriter has agreed to reimburse the Company for certain of its expenses in connection with the offering of the Debentures.

PROSPECTUS

WISCONSIN BELL, INC.

DEBT SECURITIES

  Wisconsin Bell, Inc. (the "Company") from time to time may offer its unsecured notes, debentures, or other debt securities (the "Debt Securities"), in one or more series, in an aggregate principal amount sufficient to result in net proceeds to the Company of up to U.S. $200,000,000 (or its equivalent in foreign denominated currencies or European Currency Units or other composite currencies). Debt Securities may be issued in registered form without coupons ("Registered Securities"), in bearer form with or without coupons attached ("Bearer Securities") or in the form of one or more global securities (each a "Global Security").

  When a particular series of Debt Securities is offered, a supplement to this Prospectus will be delivered (the "Prospectus Supplement") together with this Prospectus setting forth the terms of such Debt Securities, including, where applicable, the specific designation, aggregate principal amount, currency or currencies in which the principal, premium, if any, and interest are payable, denominations, maturity, rate (which may be fixed or variable) and time of payment of interest, any terms for redemption, any terms for repayment at the option of the holder, any terms for sinking fund payments, the initial public offering price, the names of, and the principal amounts to be purchased by or sold through, underwriters, agents or dealers and the compensation of such underwriters, agents or dealers, any listing of the Debt Securities on a securities exchange and the other terms in connection with the offering and sale of such Debt Securities.

  The Company may sell the Debt Securities to or through dealers or underwriters, directly to other purchasers or through agents. If an agent of the Company or a dealer or an underwriter is involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the agent's commission or dealer's or underwriter's discount will be set forth in, or may be calculated from, the Prospectus Supplement. The net proceeds to the Company from such sale, which will be set forth in the Prospectus Supplement, will be the purchase price of such Debt Securities less such commission in the case of an agent, the purchase price of such Debt Securities in the case of a dealer or the public offering price less such discount in the case of an underwriter, and less, in each case, the other attributable issuance expenses. See "Plan of Distribution" for possible indemnification arrangements for any agents, dealers or underwriters.

  This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by the Prospectus Supplement applicable to the Debt Securities being sold.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this Prospectus is November 20, 1996.

  IN CONNECTION WITH ANY OFFERING OF DEBT SECURITIES, UNDERWRITERS OR AGENTS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE DEBT SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material may also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which exchange certain of the Company's debt securities are listed. The Commission also maintains a web site (http://www.sec.gov) that contains reports and other information regarding registrants that file electronically with the Commission.

  The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

  The Company is not required to, nor does it intend to, provide annual or other reports to holders of the Debt Securities.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission (File No. 1-6589) are incorporated herein by reference:

    1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

    2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents which are not specifically incorporated by reference therein. Requests should be directed to the Vice President--Investor Relations, Ameritech Corporation, 30 South Wacker Drive, Chicago, Illinois 60606 (telephone number (312) 750-5353).

                             WISCONSIN BELL, INC.

  The Company is incorporated under the laws of the State of Wisconsin and has its principal executive offices at 722 North Broadway, Milwaukee, Wisconsin 53202 (telephone number (800) 257-0902). The Company was an associated company of the Bell System and a wholly owned subsidiary of American Telephone and Telegraph Company ("AT&T") through December 31, 1983. Effective January 1, 1984, the Company became a wholly owned subsidiary of Ameritech Corporation ("Ameritech") pursuant to a court-ordered divestiture of certain AT&T assets. Ameritech was incorporated in October 1983 under the laws of the State of Delaware and has its principal executive offices at 30 South Wacker Drive, Chicago, Illinois 60606 (telephone number (800) 257-0902). In 1990, the Company elected to operate without a Board of Directors as a statutory close corporation as permitted under Wisconsin law. The responsibility for decisions formerly made by the Board of Directors of the Company has been assumed by Ameritech as sole shareholder through Ameritech's Board of Directors and a management team comprised of senior officers of Ameritech.

  The Company is engaged in the business of furnishing telecommunications services within Wisconsin, primarily consisting of local exchange, intraLATA toll and network access services. The Company primarily markets its services under the names "Ameritech" and "Ameritech Wisconsin."

              RATIOS OF EARNINGS TO FIXED CHARGES OF THE COMPANY

  The following table sets forth the ratio of earnings to fixed charges of the Company for the periods indicated.

      NINE MONTHS ENDED
        SEPTEMBER 30,                         YEAR ENDED DECEMBER 31,
      -------------------          ----------------------------------------------------------------------
       1996        1995            1995            1994           1993           1992           1991
      ------      ------           -----           ----           ----           ----           ----
      10.83        10.01           10.01           5.87           6.73           4.55           4.30

  For the purpose of calculating this ratio, earnings consist of income before interest expense, income tax, extraordinary charge, the cumulative effect of change in accounting principles, undistributed equity earnings and the portion of rental expense representative of the interest factor. Fixed charges comprise total interest expense including capital lease obligations, together with capitalized interest, and the portion of rental expense (one-third) the Company considers to be the amount representing return on capital.

  The results for 1995 reflect a $24.1 million pretax credit primarily from settlement gains resulting from lump sum pension payments from the Ameritech pension plan to former employees who left the Company in a nonmanagement work force restructuring, partially offset by increased work force costs related to the restructuring started in 1994. Results for 1994 reflect a $71.8 million pretax charge associated with the nonmanagement work force restructuring. Costs of the work force restructuring program have largely been funded from the Ameritech pension plan.

                                USE OF PROCEEDS

  The Company expects to use the net proceeds from the sale of the Debt Securities to refinance or retire certain outstanding debt and for general corporate purposes.

                        DESCRIPTION OF DEBT SECURITIES

  The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms and provisions of the series of Debt Securities offered by a Prospectus Supplement (the "Offered Debt Securities"), and the extent to which such general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement relating to such Offered Debt Securities.

  The Debt Securities are to be issued under an Indenture (the "Indenture"), between the Company and Harris Trust and Savings Bank, as trustee (the "Trustee"), a copy of which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part.

  The following summaries of certain provisions of the Debt Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Debt Securities and the Indenture, including the definitions therein of capitalized terms which are used but are not defined herein. All section references used herein are to sections in the Indenture.

GENERAL

  The Indenture does not limit the amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series. (Section 301). The Indenture does not limit the amount of other indebtedness or securities which may be issued by the Company.

  Each series of Debt Securities will constitute unsecured and unsubordinated indebtedness of the Company and will rank on a parity with the Company's other unsecured and unsubordinated indebtedness.

  The Indenture does not contain covenants or other provisions designed to afford Holders (as defined in the Indenture) of the Debt Securities protection in the event of a highly leveraged transaction, change in credit rating or other similar occurrence.

  Reference is made to the Prospectus Supplement relating to the particular Offered Debt Securities offered thereby for the following terms of the Offered Debt Securities: (i) the title of the Offered Debt Securities or the particular series thereof; (ii) any limit on the aggregate principal amount of the Offered Debt Securities; (iii) whether the Offered Debt Securities are to be issuable as Registered Securities or Bearer Securities or both, whether any of the Offered Debt Securities are to be issuable initially in temporary global form and whether any of the Offered Debt Securities are to be issuable in permanent global form; (iv) the price or prices (generally expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be issued; (v) the date or dates on which the Offered Debt Securities will mature; (vi) the rate or rates per annum, or the formula by which such rate or rates shall be determined, at which the Offered Debt Securities will bear interest, if any, and the dates from which any such interest will accrue; (vii) the Interest Payment Dates on which any such interest on the Offered Debt Securities will be payable, the Regular Record Date for any interest payable on any Offered Debt Securities that are Registered Securities on any Interest Payment Date and the extent to which, or the manner in which, any interest payable on a Global Security on an Interest Payment Date will be paid if other than in the manner described below under "Global Securities"; (viii) any mandatory or optional sinking fund or analogous provisions; (ix) each office or agency where, subject to the terms of the Indenture as described below under "Payments and Paying Agents", the principal of and any premium and interest on the Offered Debt Securities will be payable and each office or agency where, subject to the terms of the Indenture as described below under "Denominations, Registration and Transfer", the Offered Debt Securities may be presented for registration of transfer or exchange; (x) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and the other detailed terms and provisions of any such optional or mandatory redemption provisions; (xi) the date, if any, after which and the price or prices at which the Offered Debt Securities will be repayable at the option of the holder thereof prior to maturity; (xii) the denominations in which any Offered Debt Securities which are Registered Securities will be issuable, if other than denominations of U.S. $1,000 and any integral multiple thereof, and the denominations in which any Offered Debt Securities which are Bearer Securities will be issuable, if other than denominations of U.S. $5,000;
(xiii) the currency or currencies of payment of principal of and any premium and interest on the Offered Debt Securities; (xiv) any index used to determine the amount of payments of principal of and any premium and interest on the Offered Debt Securities; (xv) any additional covenants applicable to the Offered Debt Securities; and (xvi) any other terms and provisions of the Offered Debt Securities not inconsistent with the terms and provisions of the Indenture. Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Offered Debt Securities. (Section 301).

  If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or foreign currency unit or units or if the principal of and any premium and interest on any series of Debt Securities is payable in a foreign currency or currencies or foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currencies or foreign currency unit or units will be set forth in the applicable Prospectus Supplement.

  Some of the Debt Securities may be issued as original issue discount securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax considerations and other special considerations applicable to original issue discount securities will be set forth in the applicable Prospectus Supplement.

DENOMINATIONS, REGISTRATION AND TRANSFER

  The Debt Securities will be issuable as Registered Securities, Bearer Securities or both. Debt Securities may be issuable in the form of one or more Global Securities, as described below under "Global Securities". Unless otherwise provided in the applicable Prospectus Supplement, Registered Securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple thereof and Bearer Securities denominated in U.S. dollars will be issued only in denominations of $5,000 with coupons attached. A Global Security will be issued in a denomination equal to the aggregate principal amount of outstanding Debt Securities represented by such Global Security. The Prospectus Supplement relating to Debt Securities denominated in a foreign or composite currency will specify the denominations thereof. (Sections 201, 203, 301 and 302).

  In connection with its original issuance, no Bearer Security shall be mailed or otherwise delivered to any location in the United States (or its possessions) (as defined below under "Certain Limitations on Issuance of Bearer Securities") and a Bearer Security may be delivered in connection with its original issuance only if the person entitled to receive such Bearer Security furnishes written certification, in the form required by the Indenture, to the effect that such Bearer Security is not being acquired by or on behalf of a United States person (as defined below under "Certain Limitations on Issuance of Bearer Securities"), or, if a beneficial interest in such Bearer Security is being acquired by or on behalf of a United States person, that such United States person is a financial institution which agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder. (Sections 303 and 304). See "Global Securities" and "Certain Limitations on Issuance of Bearer Securities" below.

  Registered Securities of any series will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, if Debt Securities of any series are issuable as both Registered Securities and as Bearer Securities, at the option of the holder upon request confirmed in writing, and subject to the terms of the Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default attached) of such series will be exchangeable for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in an applicable Prospectus Supplement, any

Bearer Security surrendered in exchange for a Registered Security between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest attached and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the Indenture. Except as provided in an applicable Prospectus Supplement, Bearer Securities will not be issued in exchange for Registered Securities. (Section 305).

  Debt Securities may be presented for exchange as provided above, and Registered Securities (other than a Global Security) may be presented for registration of transfer (with the form of transfer duly executed), at the office of the Security Registrar designated by the Company or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has initially appointed the Trustee as the Security Registrar under the Indenture. (Section 305). If a Prospectus Supplement refers to any transfer agent (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States (or its possessions). The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002).

  In the event of any redemption in part, the Company shall not be required to
(i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Debt Securities of that series selected to be redeemed and ending at the close of business on (a) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (b) if Debt Securities of the series are issuable only as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Debt Securities of that series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption. (Section 305).

PAYMENTS AND PAYING AGENTS

  Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Registered Securities (other than a Global Security) will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made (i) by check mailed to the address of the payee entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by such payee as specified in the Security Register. (Sections 305, 307 and 1002). Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest payment. (Section 307).

  Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Bearer Securities will be payable (subject to applicable laws and regulations) at the offices of such Paying Agent or Paying Agents outside the United States (or its possessions) as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by check or by wire transfer to an account maintained by the payee outside the United States (or its possessions). (Sections 307 and 1002). Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. (Section 1001). No payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States (or its possessions) or by check mailed to any address in the United States (or its possessions) or by transfer to an account maintained in the United States (or its possessions). Payments will not be made in respect of Bearer Securities or coupons appertaining thereto pursuant to presentation to the Company or its Paying Agents within the United States (or its possessions) or any other demand for payment to the Company or its Paying Agents within the United States (or its possessions). Notwithstanding the foregoing, payment of principal of and any premium and interest on Bearer Securities denominated and payable in U.S. dollars will be made at the office of the Company's Paying Agent in the United States if, and only if, payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States (or its possessions) is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002).

  Unless otherwise indicated in an applicable Prospectus Supplement, the principal office of the Trustee in Chicago, Illinois will be designated as the Company's Paying Agent office for payments with respect to Debt Securities which are issuable solely as Registered Securities. Any Paying Agent outside the United States and any other Paying Agent in the United States initially designated by the Company for the Debt Securities will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (i) a Paying Agent in each Place of Payment for such series in the United States for payments with respect to any Registered Securities of such series (and for payments with respect to Bearer Securities of such series in the circumstances described above, but not otherwise), (ii) a Paying Agent in each Place of Payment located outside the United States where (subject to applicable laws and regulations) Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on The International Stock Exchange, London or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent in London or Luxembourg City or any other required city located outside the United States, as the case may be, for Debt Securities of such series, and (iii) a Paying Agent in each Place of Payment located outside the United States where (subject to applicable laws and regulations) Registered Securities of such series may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company may be served. (Section 1002).

  All moneys paid by the Company to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company and thereafter the holder of such Debt Security or any coupon appertaining thereto will look only to the Company for payment thereof. (Section 1003).

GLOBAL SECURITIES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depository identified in the applicable Prospectus Supplement (the "Depository"). Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. (Section 305). Unless and until it is exchanged for Debt Securities in definitive form, a temporary Global Security in registered form may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor of such Depository or a nominee of such successor. (Section 304).

  The specific terms of the depository arrangement with respect to a series of Debt Securities or any part thereof will be described in the applicable Prospectus Supplement. The Company anticipates that the following provisions will apply to all depository arrangements relating to Global Securities.

  Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit the accounts of persons holding beneficial interests in such Global Security with the respective principal amounts of the Debt Securities represented by such Global Security. Such accounts shall be designated by the underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depository for such Global Security or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository or its nominee (with respect to interests of participants) for such Global Security and on the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limitation and such laws may impair the ability to transfer beneficial interests in a Global Security.

  So long as the Depository for a Global Security, or its nominee, is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. (Section 308). Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

  Payment of principal of and any premium and interest on Debt Securities registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. Neither the Company, the Trustee, any Paying Agent nor the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or receiving any records relating to such beneficial ownership interests.

  Subject to the restrictions discussed under "Certain Limitations on Issuance of Bearer Securities" below, the Company expects that the Depository or its nominee, as the case may be, upon receipt of any payment of principal, premium or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security for such Debt Securities as shown on the records of such Depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants. Receipt by owners of beneficial interests in a temporary Global Security of payments in respect of such temporary Global Security will be subject to restrictions discussed under "Certain Limitations on Issuance of Bearer Securities" below.

  If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue Debt Securities of such series in definitive form in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may at any time and in its sole discretion determine not to have the Registered Securities of a series represented by a Global Security and, in such event, the Company will issue Registered Securities of such series in definitive form in exchange for the Global Security representing such series of Registered Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global

Security representing Debt Securities of such series may, on terms acceptable to the Company and the Depository, receive Debt Securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities of such series are issuable as Registered Securities). Debt Securities of such series so issued in definitive form will be issued (i) as Registered Securities in denominations, unless otherwise specified by the Company, of U.S. $1,000 and integral multiples thereof if the Debt Securities of such series are issuable as Registered Securities, (ii) as Bearer Securities in denominations, unless otherwise specified by the Company, of U.S. $5,000 with coupons attached if the Debt Securities of such series are issuable as Bearer Securities, or (iii) as either Registered or Bearer Securities, if the Debt Securities of such series are issuable in either form. (Section 305). See, however, "Certain Limitations on Issuance of Bearer Securities" below for a description of certain restrictions on the issuance of a Bearer Security in definitive form in exchange for an interest in a Global Security.

CERTAIN LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

  In compliance with United States federal tax laws and regulations, Bearer Securities may not be offered, sold, resold or delivered in connection with their original issue in the United States (or its possessions) or to United States persons (each as defined in the Code and the regulations thereunder) other than to offices located outside of the United States of United States financial institutions which agree to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code and the regulations thereunder, and any underwriters, agents and dealers participating in the offering of Debt Securities must agree that they will not offer any Bearer Securities for sale or resale in the United States (or its possessions) or to United States persons (other than the financial institutions described above) nor deliver Bearer Securities within the United States (or its possessions).

  Bearer Securities and any coupons appertaining thereto will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code". Under Sections 165(j) and 1287(a) of the Code, holders that are United States persons, with certain exceptions, will not be entitled to deduct any loss on Bearer Securities and must treat as ordinary income any gain realized on the sale or other disposition (including the receipt of principal) of Bearer Securities.

  Other restrictions and additional tax considerations may apply to the issuance and holding of Bearer Securities. Holders of Bearer Securities should consult their tax advisors concerning any such tax restrictions.

LIENS ON ASSETS

  If at any time the Company mortgages, pledges, or otherwise subjects to any lien the whole or any part of any property or assets now owned or hereafter acquired by it, except as hereinafter provided, the Company will secure the outstanding Debt Securities, and any other obligations of the Company which may be then outstanding and entitled to the benefit of a covenant similar in effect to this covenant, equally and ratably with the indebtedness or obligations secured by such mortgage, pledge, or lien, for as long as any such indebtedness or obligation is so secured. The foregoing covenant does not apply to the creation, extension, renewal or refunding of purchase-money mortgages or liens, landlords' liens, liens with respect to the sale or financing of accounts or chattel paper, other liens to which any property or asset acquired by the Company is subject as of the date of its acquisition by the Company or to the making of any deposit or pledge to secure public or statutory obligations or with any governmental agency at any time required by law in order to qualify the Company to conduct its business or any part thereof or in order to entitle it to maintain self-insurance or to obtain the benefits of any law relating to workers' compensation, unemployment insurance, old age pensions or other social security, or with any court, board, commission, or governmental agency as security incident to the proper conduct of any proceeding before it. Nothing contained in the Indenture prevents any entity other than the Company from mortgaging, pledging, or subjecting to any lien any of its property or assets, whether or not acquired by such Person from the Company. (Section 1006).

RESTRICTIONS ON MERGERS AND SALES OF ASSETS

  The Company may not consolidate with or merge into any other corporation, or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and the Company may not permit any Person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company unless (i) the corporation formed by such consolidation or into which the Company is merged or the Person to which the properties and assets of the Company are transferred substantially as an entirety shall be a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and shall expressly assume the payment of the principal of, premium, if any, and interest, if any, on the Debt Securities and the performance of the other covenants of the Company under the Indenture, (ii) after giving effect to such transaction, no Event of Default (as defined below), or event which after notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing and (iii) if, as a result of such transaction, properties or assets of the Company would become subject to a Mortgage not permitted by Section 1006 of the Indenture without equally and ratably securing the Debt Securities as provided therein (see "Liens on Assets" above), steps shall have been taken to secure the Debt Securities equally and ratably with (or prior to) all indebtedness secured thereby pursuant to Section 1006 of the Indenture. (Section 801).

MODIFICATION AND WAIVER

  Certain modifications and amendments of the Indenture, including the rights of Holders of a series of Outstanding Debt Securities, may be made by the Company and the Trustee only with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by the modification or amendment, provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby: (i) change the stated maturity date of the principal of, or any installment of principal or interest on, any such Debt Security; (ii) reduce the principal amount of, premium, if any, or interest, if any, on any such Debt Security (including in the case of an Original Issue Discount Security the amount payable upon acceleration of the Maturity thereof); (iii) change the Place of Payment where, or the coin or currency in which, any principal of, premium, if any, or interest, if any, on any such Debt Security is payable; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) reduce the above-stated percentage of Outstanding Debt Securities of any series the consent of the Holders of which is necessary to modify or amend the Indenture; or (vi) modify the foregoing requirements or reduce the percentage of aggregate principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 902).

  The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may, on behalf of the Holders of all Debt Securities of such series, waive, insofar as such series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (Section 1007). The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may, on behalf of the Holders of all Debt Securities of such series, waive any past default under the Indenture with respect to such series, except a default in the payment of the principal of, premium, if any, or interest, if any, on any Debt Security of such series or in respect of a provision under which the Indenture cannot be modified or amended without consent of the Holder of each Outstanding Debt Security of such series affected. (Section 513).

EVENTS OF DEFAULT

  The Indenture defines an Event of Default with respect to any series of Debt Securities as being any one of the following events: (i) default for 90 days in any payment of interest on such series; (ii) default in any payment of principal of, or premium, if any, on such series when due; (iii) default in the payment of any sinking fund installment with respect to such series when due; (iv) default for 90 days after appropriate notice by the Holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities in performance of any other covenant or warranty in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of series of Debt Securities other than such series); or (v) certain events in bankruptcy, insolvency or reorganization with respect to the Company. In case an Event of Default shall occur and be continuing with respect to any series of Debt Securities, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of such series may declare the principal of such series (or, if the Debt Securities of such series are Original Issue Discount Securities, such portion of the principal as may be specified in the terms of such series) to be due and payable. Any Event of Default with respect to a particular series of Debt Securities may be waived by the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series, except in each case a failure to pay the principal of, premium, if any, or interest, if any, on such Debt Security. (Sections 501, 502 and 513).

  The Company is required to furnish the Trustee, not less often than annually, with a certificate as to the Company's compliance with all conditions and covenants under the Indenture. (Section 704(d)).

  Reference is made to the Prospectus Supplement relating to each series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

  The Indenture provides that the Trustee may withhold notice to the Holders of the Debt Securities of any default (except in the payment of principal, premium, if any, or interest, if any, or any sinking fund installment) if it considers it in the interest of the Holders of the Debt Securities to do so. (Section 602).

  Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Indenture provides that the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of the Holders of the Debt Securities unless such Holders shall have offered to the Trustee reasonable indemnity. (Sections 601 and 603(e)). Subject to such provisions for indemnification and certain other rights of the Trustee, the Indenture provides that the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series affected shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series. (Sections 512 and 603).

  No Holder of any Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless (i) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of such series, (ii) the Holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of such series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and (iii) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507). However, the Holder of any Debt Security will have an absolute right to receive payment of the principal of, premium, if any, and interest, if any, on such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment. (Section 508).

DEFEASANCE

  Defeasance and Discharge. If the terms of a series of Debt Securities so provide and the Company deposits or causes to be deposited with the Trustee as trust funds in trust for that purpose money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay and discharge (i) the principal of, and premium, if any, and each installment of principal and premium, if any, and interest, if any, on the Outstanding Debt Securities of such series on the Stated Maturity of such principal or installment of principal or interest (or on the Redemption Date of the Outstanding Debt Securities of such series if the Company has elected to redeem such Outstanding Debt Securities in accordance with Section 1102 of the Indenture), and (ii) any mandatory (or, if applicable, optional) sinking fund payments applicable to the Outstanding Debt Securities of such series on the day on which such payments are due and payable, then the Indenture will cease to be of further effect with respect to such series (except for certain obligations to compensate, reimburse and indemnify the Trustee, to register the transfer or exchange of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold monies for payment in trust and to pay any tax indemnity), and the Company will be deemed to have satisfied and discharged the Indenture with respect to such series. (Section
403). In the event of any such defeasance, holders of Debt Securities of such series would be able to look only to such trust fund for payment of principal of, premium, if any, and interest, if any, on such Debt Securities.

  Under current United States federal income tax law, such defeasance will be treated as a taxable exchange of the related Debt Securities for an interest in the trust. As a consequence, each holder of such Debt Securities will recognize gain or loss equal to the difference between the holder's adjusted tax basis for the Debt Securities and the fair market value of the holder's interest in the trust. To the extent attributable to accrued but unpaid interest, the fair market value of the holder's interest in the trust will be treated as payment of interest and will not be taken into account in determining such gain or loss. Thereafter such holder will be required to include in income a share of the income, gain and loss of the trust, including gain or loss recognized in connection with any substitution of collateral, as described below under "Substitution of Collateral". Prospective investors are urged to consult their own tax advisors as to the specific consequences of such a defeasance.

  Defeasance of Certain Covenants and Certain Events of Default. If the terms of the Debt Securities of any series so provide, the Company may omit to comply with certain restrictive covenants in Section 801 (Consolidation, Merger, Conveyance, Transfer or Lease) and Sections 1005 (Purchase of Securities by Company or Subsidiary) and 1006 (Lien on Assets), and Sections 501(d), 501(e) and 501(f) of the Indenture, as described in clauses (iv) and
(v) under "Events of Default" above, shall not be deemed to be Events of Default under the Indenture with respect to such series, upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay and discharge (i) the principal (and premium, if any) and each installment of principal, and premium, if any, and interest on the Outstanding Debt Securities of such series on the Stated Maturity of such principal or installment of principal or interest (or on the Redemption Date of the Outstanding Debt Securities of such series if the Company has elected to redeem such Outstanding Debt Securities in accordance with Section 1102 of the Indenture) and (ii) any mandatory (or, if applicable, optional) sinking fund payments applicable to the Outstanding Debt Securities of such series on the day on which such payments are due and payable. The obligations of the Company under the Indenture and the Debt Securities other than with respect to the covenants referred to above and the Events of Default other than the Events of Default referred to above shall remain in full force and effect. (Section
1008).

  In the event the Company exercises its option to omit compliance with certain covenants of the Indenture with respect to the Debt Securities of any series as described above and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default other than Events of Default described in clauses (iv) and (v) under "Events of Default" above, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series on their Stated Maturity or Redemption Date, but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments. (Section 1008).

  Limitation on Defeasance. To exercise either option referred to above under Defeasance and Discharge and Defeasance of Certain Covenants and Certain Events of Default, the Company is required to deliver to the Trustee an opinion of outside counsel (which opinion, in the case of the option referred to under Defeasance and Discharge above, is based on there having been, since the date of the Indenture, a change in the applicable United

States federal income tax law (including a change in official interpretation thereof)), or a ruling from or published by the Internal Revenue Service, to the effect that the exercise of such option will not cause holders of Debt Securities to recognize income, gain or loss for United States federal income tax purposes, and that such holders of Debt Securities will be subject to United States federal income tax on the same amount and in the same manner and at the same time as would have been the case if such option had not been exercised.

  Substitution of Collateral. If the terms of a series of Debt Securities so provide, the Company will be permitted at any time to withdraw any money or U.S. Government Obligations deposited pursuant to the foregoing defeasance provisions, provided that the Company in substitution therefor simultaneously deposits money and/or U.S. Government Obligations which would then be sufficient to satisfy the Company's payment obligations in respect of the Debt Securities in the manner contemplated by such defeasance provisions.

NOTICES

  Except as may otherwise be set forth in an applicable Prospectus Supplement, notices to holders of Bearer Securities will be given by publication in a daily newspaper in the English language of general circulation in The City of New York and in London, and so long as such Bearer Securities are listed on the Luxembourg Stock Exchange and the Luxembourg Stock Exchange shall so require, in a daily newspaper of general circulation in Luxembourg City or, if not practical, elsewhere in Western Europe. Such publication is expected to be made in The Wall Street Journal, the Financial Times and the Luxemburger Wort. Notices to holders of Registered Securities will be given by mail to the addresses of such holders as they appear in the Security Register. (Sections 101 and 106).

TITLE

  Title to any temporary global Debt Security, any permanent global Debt Security, any Bearer Securities and any coupons appertaining thereto will pass by delivery. The Company, the Trustee and any agent of the Company or the Trustee may treat the bearer of any Bearer Security, the bearer of any coupon and the registered owner of any Registered Security as the absolute owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 308).

REPLACEMENT OF SECURITIES AND COUPONS

  Any mutilated Security or a Security with a mutilated coupon appertaining thereto will be replaced by the Company at the expense of the Holder upon surrender of such Security to the Trustee. Securities or coupons that become destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of the Security and coupons or evidence of the destruction, loss or theft thereof satisfactory to the Company and the Trustee; in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced by issuance of a new Security in exchange for the Security to which such coupon appertains. In the case of a destroyed, lost or stolen Security or coupon, an indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Security or coupon before a replacement Security will be issued. (Section 306).

GOVERNING LAW

  The Indenture and the Debt Securities are governed by and construed in accordance with the laws of the State of Wisconsin. The interest rate on the Debt Securities will in no event be higher than the maximum rate permitted by Wisconsin law as the same may be modified by United States law of general application. Under present Wisconsin law, no maximum rate of interest would apply to the Debt Securities.

CONCERNING THE TRUSTEE

  The Company, Ameritech and certain of Ameritech's subsidiaries maintain banking relationships in the ordinary course of business with the Trustee, and the Trustee has a commitment of $50,000,000 under a revolving credit facility available to Ameritech. The Trustee also serves as indenture trustee under a mortgage granted by Illinois Bell Telephone Company, a wholly-owned subsidiary of Ameritech, in connection with its publicly issued First Mortgage Bonds and under certain other unsecured indentures entered into with other subsidiaries of Ameritech.

                             PLAN OF DISTRIBUTION

GENERAL

  The Company may sell the Debt Securities being offered hereby: (i) directly to purchasers, (ii) through agents, (iii) through underwriters, (iv) through dealers or (v) through a combination of any such methods of sale.

  The distribution of the Debt Securities may be effected from time to time in one or more transactions either (i) at a fixed price or prices, which may be changed; (ii) at market prices prevailing at the time of sale; (iii) at prices related to such prevailing market prices; or (iv) at negotiated prices.

  Offers to purchase Debt Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Any such agent, which may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement or in a pricing supplement thereto (the "Pricing Supplement"). Unless otherwise indicated in the Prospectus Supplement or Pricing Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

  If an underwriter or underwriters are utilized in the sale, the Company will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement or Pricing Supplement, which will be used by the underwriters to make resales of the Debt Securities.

  If a dealer is utilized in the sale of the Debt Securities in respect of which this Prospectus is delivered, the Company will sell such Debt Securities to the dealer, as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale.

  Underwriters, dealers, agents, and other persons may be entitled, under agreements which may be entered into with the Company, to indemnification against, or contribution with respect to, certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

DELAYED DELIVERY ARRANGEMENTS

  If so indicated in the Prospectus Supplement, the Company will authorize dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and others, but in all cases, such institutions must be approved by the Company. The obligations of any purchaser under any such contract will not be subject to any conditions except that (a) the purchase of the Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject; and (b) if the Debt Securities are also being sold to underwriters, the Company shall have sold to such underwriters the Debt Securities not sold for delayed delivery. The dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

                                    EXPERTS

  The financial statements and financial statement schedule of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Arthur Andersen LLP, independent public accountants, as set forth in the report of such firm. The financial statements and financial statement schedule referred to above are incorporated by reference herein in reliance upon the authority of Arthur Andersen LLP, as experts in giving said report.

                                LEGAL OPINIONS

  Certain matters relating to the legality of the Debt Securities to be offered hereby will be passed upon for the Company by Michael Paulson, Assistant Secretary of the Company, and by Winston & Strawn, 35 West Wacker Drive, Chicago, Illinois 60601, and for the agents or underwriters, if any, by Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603. The opinions of Mr. Paulson, Winston & Strawn and Mayer, Brown & Platt with respect to the Debt Securities may be conditioned upon, and subject to certain assumptions regarding, future action to be taken by the Company and the Trustee in connection with the issuance and sale of particular Debt Securities, the specific terms of Debt Securities and other matters that may affect the validity of Debt Securities but that cannot be ascertained on the date of such opinions. Mayer, Brown & Platt from time to time acts as counsel in certain matters for the Company and certain of its affiliates. As of the date of this Prospectus, Mr. Paulson owned beneficially and had options to acquire shares of Common Stock of Ameritech which in the aggregate constituted less than .01% of the total issued and outstanding shares of the Common Stock of Ameritech.

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 NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMA-
TION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REP-RESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY AGENT OR UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PRO-SPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

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                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                             PROSPECTUS SUPPLEMENT

Use of Proceeds............................................................ S-2
Certain Terms of the Debentures............................................ S-2
Underwriting............................................................... S-4

                                   PROSPECTUS

Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
Wisconsin Bell, Inc........................................................   3
Ratios of Earnings to Fixed Charges of the Company.........................   3
Use of Proceeds............................................................   3
Description of Debt Securities.............................................   4
Plan of Distribution.......................................................  14
Experts....................................................................  15
Legal Opinions.............................................................  15

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                                  $125,000,000

                              WISCONSIN BELL, INC.

                                6.35% DEBENTURES
                                    DUE 2026

                              ------------------

                             PROSPECTUS SUPPLEMENT
                               NOVEMBER 20, 1996

                              ------------------


                                LEHMAN BROTHERS

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